EXHIBIT 24


KPMG PEAT MARWICK LLP





               Independent Auditors' Consent



The Board of Directors
Vicon Industries, Inc.:


We consent to incorporation by reference in the Registration Statements (No. 33-7892, 33-34349 and 33-90038) on Form S-8 and No. 33-10435 on Form S-2 of Vicon
Industries, Inc. of our report dated November 16, 1995, except as to note 6, which is as of December 28, 1995, relating to the consolidated balance sheets of Vicon Industries, Inc. and subsidiaries as of September 30, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows and related schedules for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-K of Vicon Industries, Inc.




                                        KPMG PEAT MARWICK LLP





Jericho, New York
January 12, 1996